Seritage Growth Properties Announces First Quarter 2018 Dividend
for Common and Preferred Shares

New York, NY – February 20, 2018 – Seritage Growth Properties (NYSE: SRG) announced today that its Board of Trustees declared a cash dividend of $0.25 per Class A and Class C common share for the first quarter of 2018.  The dividend will be paid on April 12, 2018 to Class A and Class C shareholders of record on March 30, 2018.

The Company also announced today that its Board of Trustees declared a cash dividend of $0.593056 per share of its 7.00% Series A Cumulative Redeemable Preferred Shares.  This dividend covers the period from, and including, December 14, 2017 to, but excluding, April 15, 2018 and will be paid on April 16, 2018 to holders of record on March 30, 2018.

About Seritage Growth Properties
Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 230 wholly-owned properties and 23 joint venture properties totaling over 39 million square feet of space across 49 states and Puerto Rico.  The Company was formed and listed on the New York Stock Exchange (NYSE: SRG) in July 2015 in conjunction with the acquisition of a portfolio of real estate from Sears Holdings.  Our mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and that generate long-term value for our shareholders.  The Company is headquartered in New York, NY.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com